Exhibit 5.1

53rd at Third 885 Third Avenue New York, New York 10022-4834 Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
September 30, 2019	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
Broadcom Inc.	Düsseldorf	San Diego
1320 Ridder Park Drive	Frankfurt	San Francisco
San Jose, California 95131	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re: Registration Statement No. 333-225648; 3,737,500 shares of Mandatory Convertible Preferred Stock, Series A, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Broadcom Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 3,737,500 shares of the Company’s 8.00% Mandatory Convertible Preferred Stock, Series A, $0.001 par value per share (the “Shares”). The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 14, 2018 (Registration No. 333–225648) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus supplement dated April 24, 2019 to the Prospectus dated June 14, 2018 (collectively, the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when certificates representing the Shares (in the form of the specimen certificate filed as an exhibit to the Company’s Form 8-K dated September 30, 2019) have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been issued by the Company against payment therefor in the circumstances contemplated by the form of underwriting agreement filed as an exhibit to the Company’s Current Report on Form 8-K, filed with the Commission on September 30, 2019, the issue and sale of the Shares will have been

September 30, 2019

duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated September 30, 2019, and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

                /s/ Latham & Watkins LLP